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Filed Pursuant to Rule 424(b)(5)
Reg. No. 333-46434

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 1, 2000)

$500,000,000

PHH Corporation

PHH InterNotes®

Due Nine Months or More From the Date of Issue

Terms of the Notes:

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  We plan to sell the notes in a public offering at one or more times with variable terms specified in the applicable pricing supplement.

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  Terms of the specific notes may permit or require redemption or repurchase at our option or your option.

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  If we so specify in a pricing supplement, the notes may contain a provision that requires us, upon request, to repay those notes prior to maturity following the death of the owner of the notes, on the terms and subject to the limitations described in those notes.

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  Payments on the notes will be in U.S. dollars.

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  The notes will have stated maturities of at least nine months or more from the date of issue.

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  The notes will be offered in minimum denominations of $1,000 unless otherwise stated in the applicable pricing supplement.

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  The notes will bear interest at a fixed rate.

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  You should review "Description of Notes" and the applicable pricing supplement for features that apply to your notes.

        The final terms for the notes will be specified in the applicable pricing supplement, and the terms may differ from those described above or in this prospectus supplement.

        If we sell all of the notes, we expect to receive proceeds of between $499,000,000 and $485,000,000 after paying the agents' discounts and commissions of between $1,000,000 and $15,000,000.

        Consider carefully the information under "Risk Factors" beginning on page S-4 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or any accompanying prospectus or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        We will offer the notes through the agents named below. The agents are not required to sell any specific amount of notes but will use their reasonable efforts to sell the notes. We do not intend to list the notes on any securities exchange.

Joint Lead Managers and Lead Agents

Banc of America Securities LLC	Incapital LLC

Co-Agents

Charles Schwab & Co., Inc. Merrill Lynch & Co. Prudential Securities	Citigroup UBS Financial Services Inc. Wachovia Securities

The date of this Prospectus Supplement is June 9, 2003

InterNotes® is a registered service mark of Incapital Holdings LLC.

TABLE OF CONTENTS

Prospectus Supplement

FORWARD-LOOKING STATEMENTS	S-3
RISK FACTORS	S-4
SUMMARY OF THE OFFERING	S-6
BUSINESS	S-9
DESCRIPTION OF NOTES	S-16
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	S-25
ERISA CONSIDERATIONS	S-28
PLAN OF DISTRIBUTION	S-29
LEGAL MATTERS	S-31
EXPERTS	S-31

Prospectus

Where You Can Find More Information	2
PHH Corporation	2
Ratio of Earnings to Fixed Charges	4
Use of Proceeds	4
Description of Debt Securities	4
Plan of Distribution	13
Legal Matters	14
Experts	14

        Unless we have indicated otherwise, references in this prospectus supplement and the accompanying prospectus to "PHH," "we," "us" and "our" and similar terms are to PHH Corporation, a Maryland corporation, and its subsidiaries.

        In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not, and the agents have not, authorized anyone to provide you with any other information. We are not, and the agents are not, making an offer to sell these securities or soliciting an offer to buy these securities in any state where the offer or sale of these securities is not permitted. The information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

        Forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives.

        Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. You should understand that the following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

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  terrorist attacks, such as the September 11, 2001 terrorist attacks on New York City and Washington D.C., other attacks, acts of war, or measures taken by governments in response thereto may negatively affect our financial results and could also result in a disruption of our business;

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  the effect of economic or political conditions or any outbreak or escalation of hostilities on the economy on a national, regional or international basis and the impact thereof on our businesses;

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  the effects of a decline in the volume or value of U.S. existing home sales, due to adverse economic changes or otherwise, on our mortgage and relocation businesses;

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  the effects of changes in current interest rates, particularly on our mortgage businesses and on our financing costs;

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  our ability to develop and implement operational, technological and financial systems to manage growing operations and to achieve enhanced earnings or effect cost savings;

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  competition in our existing and potential future lines of business and the financial resources of, and products available to, competitors;

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  our ability to reduce quickly our substantial technology costs and other overhead costs in response to a reduction in revenue;

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  our ability to provide fully integrated disaster recovery technology solutions in the event of a disaster;

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  our ability to integrate and operate successfully acquired and merged businesses and risks associated with such businesses, the compatibility of the operating systems of the combining companies, and the degree to which our existing administrative and back-office functions and costs and those of the acquired companies are complementary or redundant;

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  our ability to obtain financing on acceptable terms to finance our growth strategy and to operate within the limitations imposed by financing arrangements and to maintain our credit ratings; and

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  changes in laws and regulations, including changes in accounting standards and privacy policy regulation.

        Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control.

        Additional information about issues that could lead to material changes in our performance is contained in our Annual Report on Form 10-K for the year ended December 31, 2002 and in our Quarterly Report on Form 10-Q for the period ended March 31, 2003.

        You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law. You are advised, however, to consult any additional disclosure we make in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Current Reports on Form 8-K filed with the Securities and Exchange Commission (the "SEC"). See "Where You Can Find More Information" in the accompanying prospectus. Also note that we provide a cautionary discussion of risks and uncertainties under "Risk Factors" below. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

RISK FACTORS

        Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant terms of the notes or financial matters.

Our holding company structure results in structural subordination and may affect our ability to make payments on the notes.

        The notes are obligations exclusively of PHH Corporation. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Certain of our subsidiaries' debt instruments contain such restrictions which could prevent us from receiving dividends and distributions from those subsidiaries. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        At March 31, 2003, our subsidiaries had approximately $3.8 billion of indebtedness, in addition to other liabilities, to which the notes would have been structurally subordinated.

Redemption may adversely affect your return on the notes.

        If your notes are redeemable at our option (as specified in the applicable pricing supplement) or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, redeem certain notes at times when prevailing interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes. Our redemption right may also adversely impact your ability to sell your notes as the redemption date approaches.

Our credit ratings may not reflect all of the risks of an investment in the notes.

        The credit ratings of our InterNotes® program may not reflect the potential impact of all of the risks related to our holding company structure and other factors on the value of your notes. Moody's Investor Service, Standard & Poor's and Fitch Ratings currently maintain negative outlooks on our ratings. Security ratings, which are not a recommendation to buy, sell or hold securities, are subject to revision or withdrawal at any time by rating agencies, and should be evaluated independently of any other rating. Any real or anticipated changes in our credit ratings may generally affect the market value of your notes.

There may be an uncertain trading market for your notes, and many factors may affect the trading value of your notes.

        We cannot assure you that an active trading market for your notes will develop or, if developed, be maintained. Many factors independent of our creditworthiness affect the trading market and market value of your notes. These factors include:

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  the method of calculating the principal, premium and interest in respect of the notes;

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  the time remaining to the maturity of the notes;

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  the outstanding amount of the notes;

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  the redemption or repayment features of the notes;

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  the market for similar securities; and

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  the level, direction and volatility of market interest rates generally.

        In addition, there may be a limited number of buyers if and when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear the related investment risks.

SUMMARY OF THE OFFERING

        This section summarizes the terms of the notes. These terms are described in more detail under the heading "Description of Notes" in this prospectus supplement. Final terms of any particular notes will be established at the time of sale and will be contained in the pricing supplement relating to those notes. The terms set forth in that pricing supplement may vary from or supersede the terms contained in this summary. In addition to the information in this summary section, you should read the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus and all of the other documents incorporated by reference herein and therein before making an investment decision.

Issuer	PHH Corporation
Purchasing Agent	Incapital LLC
Joint Lead Managers and Lead Agents	Banc of America Securities LLC and Incapital LLC
Agents	Charles Schwab & Co., Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Prudential Securities Incorporated Citigroup Capital Markets Inc. UBS Financial Services Inc. Wachovia Securities, Inc.
Title of Notes	PHH InterNotes®
Amount	We may issue up to $500,000,000 of notes in connection with this prospectus supplement.
Denominations	The notes will be issued and sold in minimum denominations of $1,000 and multiples of $1,000 unless otherwise stated in the applicable pricing supplement.
Ranking
The notes will be our direct, unconditional, unsubordinated and unsecured obligations. The notes will rank equally with our existing and future unsecured and unsubordinated indebtedness. However, we are a holding company and the notes will be effectively subordinated to all existing and future obligations of our subsidiaries. At March 31, 2003, our subsidiaries had approximately $3.8 billion of indebtedness, in addition to other liabilities, to which the notes would have been structurally subordinated.
Maturities	The notes will be due at least nine months or more from the date of issue.
Interest	Each note will bear interest from the issue date at a fixed rate per year.

Interest on each note will be payable monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date. Interest also will be paid on the date of redemption or repayment if a note is redeemed or repurchased prior to maturity.
Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.
Principal	The payment of the principal amount of any notes issued will be made through the depositary by wire transfer in same day funds on the maturity date specified for those notes.
Redemption and Repayment
Whether the notes will be redeemable at our option will be specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the notes will not be repayable at the option of the holder prior to maturity. The notes will not be subject to any sinking fund.
Survivor's Option
The applicable pricing supplement will specify whether the notes contain a provision that requires us, upon request of a beneficial owner of any such notes who has died, to repurchase or repay those notes prior to maturity. This option will be available only if the notes are held by the beneficial owner or his or her representative for at least six months prior to the request. The right to exercise such a survivor's option is subject to limits set by us on:
• the total dollar amount of notes for which holders may exercise the survivor's option in any calendar year; and
• the total dollar amount of notes for which an individual holder may exercise the survivor's option in any calendar year.
Additional details relating to this right are described in the section of this prospectus supplement entitled "Description of Notes—Survivor's Option."
Sale and Clearance	The notes will be issued in book-entry only form and clear through The Depository Trust Company. We do not intend to issue the notes in certificated form.
Trustee	The trustee for the notes is Bank One Trust Company, N.A.
Covenants
The indenture pursuant to which the notes will be issued contains covenants that, among other things, limit our ability to create liens on our assets, require us to maintain a debt/tangible equity ratio not greater than 10 to 1, prohibit us from paying dividends and making distributions on account of our capital stock unless our debt/equity ratio after giving effect thereto is less than or equal to 6.5 to 1 and restrict our ability to merge, consolidate, transfer and sell our assets. These covenants are subject to certain exceptions as discussed in this prospectus supplement under the caption "Description of Notes—Covenants."

Additional Issuances	We may, at any time, create and issue further notes having the same terms as the notes. See "Description of Notes—Ranking."
Selling Group
The selling group for the notes is comprised of the Agents named on the cover page of this prospectus supplement and may include certain other broker-dealers and securities firms. The Purchasing Agent and the Agents have entered into a Selling Agent Agreement with us. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. The Agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements. You may contact the Purchasing Agent at info@incapital.com for a list of selling group members.

BUSINESS

GENERAL

        We are a provider of mortgage, relocation, and fleet management services. We operate in the following business segments:

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  Our Real Estate Services segment provides home buyers with mortgages through Cendant Mortgage Corporation and assists in employee relocations through Cendant Mobility Services Corporation.

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  Our Fleet Management Services segment provides fleet management and fuel card services to corporate clients and government agencies through PHH Arval and Wright Express.

        We continually review and evaluate our portfolio of existing businesses to determine if they continue to meet our business objectives. As part of our ongoing evaluation of such businesses, we intend from time to time to explore and conduct discussions with regard to joint ventures, divestitures and related corporate transactions. However, we can give no assurance with respect to the magnitude, timing, likelihood or financial or business effect of any possible transaction. We also cannot predict whether any divestitures or other transactions will be consummated or, if consummated, will result in a financial or other benefit to us. We intend to use a portion of the proceeds from any such dispositions and cash from operations to retire indebtedness, make acquisitions and for other general corporate purposes.

        We are a wholly-owned subsidiary of Cendant Corporation. Our principal executive office is located at One Campus Drive, Parsippany, NJ 07054 (telephone number: (973) 428-9700).

SEGMENTS

                REAL ESTATE SERVICES SEGMENT (40%, 48% and 97% of revenue for 2002, 2001 and 2000, respectively)

        Mortgage Business (23%, 30% and 47% of revenue for 2002, 2001 and 2000, respectively)

        Cendant Mortgagesm is a centralized mortgage lender conducting business in all 50 states. We focus on retail mortgage originations in which we issue mortgages directly to consumers as opposed to purchasing closed loans from third parties. Our originations are derived from three principal business channels: real estate brokers, financial institutions or "private label" and relocation. In the real estate brokerage channel, we originate, sell and service residential first and second mortgage loans in the United States through Cendant Mortgage Corporation, Century 21 Mortgage®, Coldwell Banker Mortgage and ERA Mortgage. Through this channel, we originated approximately 31% of our mortgages in 2002. Our financial institutions or "private label" channel, which includes outsourcing arrangements with Merrill Lynch Credit Corporation and American Express Centurion Bank, among others, generated approximately 65% of our mortgages in 2002. We believe that we are the largest provider of private label mortgage originations. The relocation channel offers mortgages to employees being relocated through Cendant Mobility and generated 4% of our originations for 2002. We receive fees in connection with our loan originations, mortgage sales and mortgage servicing.

        For 2002, Cendant Mortgage was the fourth largest purchase lender of retail originated residential mortgages, the sixth largest retail lender of residential mortgages in the United States and the ninth largest overall mortgage originator.

        We market our mortgage products to consumers through:

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  an 800-number teleservices operation under programs for real estate organizations (Phone In, Move In®) and relocation clients and private label programs for financial institutions, which, together with our Web interface described below, typically accounts for approximately 70% of our originations;

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  a Web interface, containing educational materials, rate quotes and a full mortgage application;

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  field sales professionals with processing, underwriting and other origination activities generally located in real estate offices around the U.S. equipped with software to obtain product information, quote interest rates and to help customers prepare mortgage applications, which typically account for approximately 15% of our originations; and

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  purchasing closed loans from financial institutions and mortgage banks after underwriting the loans, which typically accounts for approximately 15% of our originations.

        Cendant Mortgage customarily sells all mortgages it originates to investors (which include a variety of institutional investors) generally within an average of 30-60 days, either as individual loans, mortgage-backed securities or participation certificates issued or guaranteed by Fannie Mae Corp., the Federal Home Loan Mortgage Corporation or the Government National Mortgage Association. Approximately 85% of the mortgages that we typically have available for resale conform to the standards of Fannie Mae Corp., the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association. Cendant Mortgage earns revenue from the sale of the mortgage loans to investors, as well as on the servicing of the loans for investors. Mortgage servicing consists of collecting loan payments, remitting principal and interest payments to investors, holding escrow funds for payment of mortgage related expenses such as taxes and insurance, and administering our mortgage loan servicing portfolio.

        Growth.    Our strategy is to increase sales by expanding all of our sources of business with emphasis on our private label program and purchase mortgage volume through our teleservices and Internet programs. Purchase mortgage volume has grown from approximately $1 billion in 1990 to approximately $28.1 billion in 2002. The Phone In, Move In program was developed in 1997 and has been established nationwide. We also expect to expand our volume of mortgage originations resulting from corporate employee relocations through increased linkage with Cendant Mobility and increasing our marketing programs within NRT and our real estate brokerage franchise systems. Each of these growth opportunities is driven by our low cost teleservices platform. The competitive advantage of using a centralized, efficient and high quality teleservices platform allows us to more cost effectively capture a greater percentage of the highly fragmented mortgage marketplace.

        Competition.    Competition is based on service, quality, products and price. Cendant Mortgage has increased its share of retail mortgage originations in the United States to 5% in 2002 from 4.4% in 2001. The mortgage industry is highly fragmented and, according to Inside Mortgage Finance, the industry leader for 2002 reported a 16% share in the United States. Competitive conditions can also be impacted by shifts in consumer preference for variable rate mortgages from fixed rate mortgages, depending upon the current interest rate market.

        Relocation Business (17%, 18% and 50% of revenue for 2002, 2001 and 2000, respectively)

        Cendant Mobility® is the largest provider of outsourced corporate employee relocation services in the world and assists more than 112,000 affinity customers, transferring employees and global assignees annually, including over 21,000 transferring employees internationally each year in over 120 countries.

        We offer corporate and government clients employee relocation services, such as the evaluation, inspection, selling or purchasing of a transferee's home, the issuance of home equity advances to employees permitting them to purchase a new home before selling their current home (these advances are generally guaranteed by the corporate client), certain home management services, assistance in locating a new home, immigration support, intercultural and language training and repatriation counseling. We also provide clients with relocation-related accounting services. Our services allow clients to outsource their relocation programs.

        Clients pay a fee for the services performed and/or permit Cendant Mobility to retain referral fees collected from brokers. The majority of our clients pay interest on home equity advances and reimburse all costs associated with our services, including, if necessary, repayment of home equity advances and reimbursement of losses on the sale of homes purchased. This limits our exposure on such items to the credit risk of our corporate clients and not on the potential changes in value of residential real estate. We believe such risk is minimal due to the credit quality of our corporate clients. In addition, the holding period for U.S. homes we purchased in 2002, on behalf of our clients, was 48 days. In transactions where we assume the risk for losses on the sale of homes (primarily U.S. Federal government agency clients), which comprise less than 4% of net revenue for our relocation business, we control all facets of the resale process, thereby limiting our exposure.

        Our group move management service provides coordination for moves involving a large number of employees over a short period of time. Our household goods moving service, with over 61,000 shipments annually, provides support for all aspects of moving an employee's household goods. We also handle insurance and claim assistance, invoice auditing and quality control of van line, driver and overall service.

        Our affinity services provide real estate and relocation services, including home buying and selling assistance, as well as mortgage assistance and moving services, to organizations, such as insurance and airline companies that have established members. Often these organizations offer our affinity services to their members at no cost. This service helps the organizations attract new members and retain current members. Personal assistance is provided to over 58,000 individuals, with approximately 27,000 real estate transactions annually.

        Growth.    Our strategy is to grow by generating business from corporations and U.S. Federal government agencies seeking to outsource their relocation function due to downsizing, cost containment initiatives and increased need for expense tracking. This strategy includes expanding our business as a lower cost provider by focusing on operational improvements and collecting fees from our supplier partners to whom we refer business. We also seek to grow our affinity services business by increasing the number of accounts as well as through higher penetration of existing accounts.

        Competition.    Competition is based on service, quality and price. We are a leader in the United States, United Kingdom, and Australia/Southeast Asia for outsourced relocations. In the United States, we compete with in-house relocation solutions and with numerous providers of outsourced relocation services, the largest of which is Prudential Relocation Management. Internationally, we compete with in-house solutions, local relocation providers and the international accounting firms.

Real Estate Services Seasonality

        The principal sources of revenue for our mortgage business are based upon the timing of residential real estate sales, which are generally lower in the first calendar quarter each year. The principal sources of revenue for our relocation business are based upon the timing of transferee moves, which are generally lower in the first and last quarter of each year.

Real Estate Services Trademarks and Intellectual Property

        The trademarks "Cendant Mortgage" and "Cendant Mobility" and related trademarks and logos are material to our mortgage and relocation businesses, respectively. Our subsidiaries in our real estate services business actively use these marks and all of the material marks are registered (or have applications pending for registration) with the United States Patent and Trademark Office as well as major countries worldwide where these businesses have significant operations and are owned by us.

Real Estate Services Employees

        The businesses that makes up our Real Estate Services segment employed approximately 9,000 persons as of December 31, 2002.

        FLEET MANAGEMENT SERVICES (60% and 49% of revenue for 2002 and 2001, respectively)

        Through our acquisition of Avis Group Holdings in March 2001, we acquired a portion of the fleet management business we had previously sold to Avis in June 1999. As a result, we generated no revenue in this business in 2000. PHH Vehicle Management Services LLC (d/b/a PHH Arval), the second largest provider of outsourced fleet management services, and Wright Express LLC, the largest proprietary fleet card service provider in the United States comprise our fleet management services business.

        We provide corporate clients and government agencies the following services and products for which we are generally paid a monthly fee:

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  Fleet Leasing and Fleet Management. Services include vehicle leasing, fleet policy analysis and recommendations, benchmarking, vehicle recommendations, ordering and purchasing vehicles, arranging for vehicle delivery, administration of the title and registration process, as well as tax and insurance requirements, pursuing warranty claims and remarketing used vehicles. We also offer various leasing plans, financed primarily through the issuance of floating rate notes and borrowings through an asset backed structure. In 2002, we leased in excess of 317,000 units. The majority of the residual risk on the value of the vehicle at the end of the lease term remains with the lessee for approximately 97% of the vehicles financed by us in North America.

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  Fuel and Expense Management. For the effective management and control of automotive business travel expenses, we provide charge cards permitting a client's representatives to purchase gasoline or other fleet related products through a network of company-owned, distributor and independent merchant locations. The cards operate as a universal card with centralized billing designed to measure and manage costs. In the United States, Wright Express is the leading fleet charge card supplier with over 220,000 fuel facilities in its network and in excess of 3.2 million cards issued. Wright Express distributes its fleet cards and related offerings through three primary channels:

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the Wright Express®-branded universal card, which is issued directly to fleets by Wright Express;

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the private label card, under which Wright Express provides private label fuel cards and related services to commercial fleet customers of major petroleum companies; and

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the co-branded card, under which Wright Express fuel cards are co-branded and issued in conjunction with products and services of partners such as commercial vehicle leasing companies, including PHH Arval.

    Wright Express also issues MasterCard branded fleet, purchasing and travel and entertainment commercial charge cards. Wright Express issues fleet cards through its wholly-owned subsidiary Wright Express Financial Services Corporation. Wright Express Financial Services is a Utah-chartered industrial loan corporation regulated, supervised and regularly examined by the Utah Department of Financial Institutions and the Federal Deposit Insurance Corporation.

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  Maintenance Services. We offer customers vehicle maintenance charge cards that are used to facilitate repairs and maintenance payments. The vehicle maintenance cards provide customers with benefits such as:

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negotiated discounts off full retail prices through our convenient supplier network;

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access to our in-house team of certified maintenance experts that monitor card transactions for policy compliance, reasonability, and cost effectiveness; and

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inclusion of vehicle maintenance card transactions in a consolidated information and billing database that helps evaluate overall fleet performance and costs.

    We maintain an extensive network of service providers in the United States and Canada to ensure ease of use by the client's drivers.

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  Accident Management Services. We also provide our clients with comprehensive accident management services such as:

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immediate assistance after receiving the initial accident report from the driver (e.g., facilitating emergency towing services and car rental assistance);

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organizing the entire vehicle appraisal and repair process through a network of preferred repair and body shops; and

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coordinating and negotiating potential accident claims.

    Customers receive significant benefits from our accident management services such as:

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convenient coordinated 24-hour assistance from our call center;

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access to our advantageous relationships with the repair and body shops included in our preferred supplier network, which typically provides customers with favorable repair terms; and

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expertise of our damage specialists, who ensure that vehicle appraisals and repairs are appropriate, cost-efficient, and in accordance with each customer's specific repair policy.

    On February 6, 2002, we acquired driversshield.com FS Corp. to compliment our accident management business. This acquisition was not material to PHH.

        Growth.    We intend to focus our efforts for growth on the large fleet segment and middle market fleets as well as fee based services to new and existing clients. We also intend to increase the cross marketing of products offered by Wright Express and PHH Arval to our customers.

        Competition.    The principal factors for competition in vehicle management services are service, quality and price. We are competitively positioned as a fully integrated provider of fleet management services with a broad range of product offerings. Among providers of outsourced fleet management services, we rank second in North America in the number of leased vehicles under management and first in the number of proprietary fuel and maintenance cards for fleet use in circulation. There are four other major providers of comprehensive outsourced fleet management services in the United States, GE Capital Fleet Services, Wheels Inc., Automotive Resources International (ARI), and CitiCapital, hundreds of local and regional competitors, and numerous competitors who focus on one or two products. In the United States, it is estimated that only 52% of fleets are leased by third-party providers. The unpenetrated demand and the continued focus by corporations on cost efficiency and outsourcing will provide the growth platform in the future.

        Trademarks and Intellectual Property.    The service marks "Wright Express," "WEX," "PHH" and related trademarks and logos are material to our fleet services business. Wright Express, PHH Arval and their licensees actively use these marks. All of the material marks used by Wright Express and PHH Arval are registered (or have applications pending for registration) with the United States Patent and Trademark Office. All of the material marks used by PHH Arval are also registered in major countries throughout the world where the fleet management services are offered by Arval PHH. We own the marks used in Wright Express' and PHH Arval's business.

        Seasonality.    The fleet management services businesses are generally not seasonal.

        Fleet Management Employees.    The businesses that make up our Fleet Management Services segment employed approximately 1,900 persons as of December 31, 2002.

GEOGRAPHIC SEGMENTS

        Financial data for geographic segments are reported in Note 19 to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2002 which is incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus is a part.

REGULATION

    REAL ESTATE REGULATION

        The federal Real Estate Settlement Procedures Act, or RESPA, and state real estate brokerage laws restrict payments which mortgage brokers and other parties may receive or pay in connection with the sales of residences and referral of settlement services (e.g., mortgages, homeowners insurance, title insurance). Such laws may to some extent restrict preferred alliance arrangements involving our mortgage business and relocation business. Our mortgage business is also subject to numerous federal, state and local laws and regulations, including those relating to real estate settlement procedures, fair lending, fair credit reporting, truth in lending, federal and state disclosure and licensing. Currently, there are local efforts in certain states, which could limit referral fees to our relocation business.

        It is a common practice for online mortgage and real estate related companies to enter into advertising, marketing and distribution arrangements with other Internet companies and

Web sites, whereby the mortgage and real estate related companies pay fees for advertising, marketing and distribution services and other goods and facilities. The applicability of RESPA's referral fee prohibitions to the compensation provisions of these arrangements is unclear and the Department of Housing and Urban Development has provided no guidance to date on the subject.

    INTERNET REGULATION

        Although our business units' operations on the Internet are not currently regulated by any government agency in the United States beyond regulations discussed above and applicable to businesses generally, it is likely that a number of laws and regulations may be adopted governing the Internet. In addition, existing laws may be interpreted to apply to the Internet in ways not currently applied. Regulatory and legal requirements are subject to change and may become more restrictive, making our business units' compliance more difficult or expensive or otherwise restricting their ability to conduct their businesses as they are now conducted.

    FLEET LEASING REGULATION

        We are subject to federal, state and local laws and regulations including those relating to taxing and licensing of vehicles.

        Our fleet leasing businesses could be liable for damages in connection with motor vehicle accidents under the theory of vicarious liability. Under this theory, companies that lease motor vehicles may be subject to liability for the tortuous acts of their lessees, even in situations where the leasing company has not been negligent and there is no product defect involved.

        Wright Express Financial Services Corporation is subject to a variety of state and federal laws and regulations applicable to FDIC-insured, state-charted financial institutions.

    EMPLOYEES

        As of December 31, 2002, we employed approximately 11,000 people. Management considers our employee relations to be satisfactory.

DESCRIPTION OF NOTES

        The following description of the terms of our PHH InterNotes® supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. If any specific information in this description is inconsistent with the description of the more general terms of the debt securities contained in the prospectus, you should rely on the information contained in this prospectus supplement. A pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in a pricing supplement is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. A pricing supplement may also add, update or change information contained in the prospectus and this prospectus supplement. It is important for you to consider the information contained in the accompanying prospectus, this prospectus supplement and the applicable pricing supplement in making your investment decision. In this section, in the general terms and provisions of the debt securities set forth in the accompanying prospectus and in any pricing supplement, references to "PHH," "we," "our" or "us" refer solely to PHH Corporation and not its subsidiaries.

General

        We will issue the notes under an Indenture, dated as of November 6, 2000 (the "Base Indenture," such Base Indenture as supplemented by Supplemental Indenture No. 1, dated as of November 6, 2000, and Supplemental Indenture No. 3, dated as of May 30, 2002, being referred to herein as the "Indenture"), between us and Bank One Trust Company, N.A., as trustee. The notes we may offer will constitute a portion of a single series of debt securities for purposes of the Indenture. As of March 31, 2003, there were approximately $1.4 billion aggregate principal amount of notes outstanding under the series of which these notes will be a part. We have the right to increase the aggregate amount of notes that will still be part of the same series.

        The statements in this prospectus supplement concerning the notes and the Indenture may not contain all of the information that is important to you. Accordingly, you should carefully read the provisions of the Indenture, which is incorporated by reference into this prospectus supplement in its entirety, including the definitions of terms used in this prospectus supplement without definition. We have filed a copy of the Indenture with the SEC.

        At the date of this prospectus supplement, the aggregate principal amount of notes offered pursuant to this prospectus supplement is limited to $500,000,000. This amount may be increased by us by appropriate corporate action if in the future we determine that we wish to sell additional notes and may be reduced by an amount equal to the gross proceeds from the sales of other debt securities pursuant to the registration statement of which the accompanying prospectus is a part.

        We will offer the notes on a continuous basis. The notes will have a stated maturity of at least nine months or more from the date of issue and may be subject to redemption or repayment prior to stated maturity at the price or prices specified in the applicable pricing supplement. The stated maturity means the date specified in the applicable pricing supplement as the fixed date on which the principal of such note or such installment of principal or interest is due and payable.

        We may offer the notes at different interest rates depending upon, among other things, the aggregate principal amount of the notes purchased in any single transaction. We may change interest rates or interest rate formulas from time to time but no change will affect any note previously issued or which we have agreed to sell.

        Each note will be issued as a book-entry note. Notes will be issued in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable pricing supplement. Unless we indicate otherwise in the applicable pricing supplement, the interest payment dates and regular record dates for the notes shall be those described below under
"—Payment of Principal and Interest."

        The pricing supplement relating to each offering of notes will describe the specific terms of the notes, including:

  •
  the price, which may be expressed as a percentage of the aggregate initial public offering price of the note, at which the note will be issued to the public;

  •
  the date on which the note will be issued to the public;

  •
  the maturity date of the note;

  •
  the rate at which the note will bear interest;

  •
  the interest payment frequency;

  •
  the Purchasing Agent's concession;

  •
  the net proceeds to us;

  •
  the first interest payment date;

  •
  the first interest payment amount;

  •
  whether the authorized representative of the holder of a beneficial interest in the note will have the right to seek repayment upon the death of the beneficial owner as described below under "—Survivor's Option";

  •
  the CUSIP number of the note;

  •
  if the note may be redeemed at our option or repaid or repurchased by us at the option of the holder prior to its maturity date and the provisions relating to such redemption, repayment or repurchase; and

  •
  any other terms of the note not inconsistent with the provisions of the Indenture.

        We refer to the notes in the accompanying prospectus as "debt securities." For a description of the rights attaching to different series of debt securities under the Base Indenture, see "Description of Debt Securities" in the accompanying prospectus.

Ranking

        The notes will be our direct, unconditional, unsubordinated and unsecured obligations. The notes will rank equally with our existing and future unsecured and unsubordinated indebtedness. As of March 31, 2003, the aggregate amount of outstanding indebtedness to which the notes will rank equally, including medium-term notes and commercial paper was approximately $2.3 billion. Under general equitable principles, our right and the right of our creditors, including the holders of the notes, to participate in any distributions of the assets of our subsidiaries, if we were to be liquidated, is likely to be subject to the prior claims of creditors of our subsidiaries, except to the extent that our claims as a creditor of any subsidiary may be recognized or our subsidiaries were to be consolidated with us in any liquidation. Further, we are a holding company and the notes will be effectively subordinated to all existing and future obligations of our subsidiaries. The notes will also be subordinated to our obligations that are secured, to the extent of the assets securing such indebtedness. As of March 31, 2003, our subsidiaries had approximately $3.8 billion of indebtedness, in addition to other liabilities, to which the notes would have been structurally subordinated. The notes will not be contractually subordinated in right of payment to any other of our indebtedness.

        The Indenture does not limit the aggregate principal amount of debt securities which we may issue and permits debt securities to be issued in one or more series up to the aggregate principal amount which we may authorize from time to time. We may, from time to time, without the consent of the holders of the notes, issue additional notes or other debt securities under the Indenture.

Payment of Principal and Interest

        Payments of principal, premium, if any, and interest on global notes will be made to the depositary by wire transfer in same day funds. See "—Global Notes" below.

        We have the option, however, to pay interest, other than at maturity, by check mailed to the address of the person in whose name the applicable note is registered at the close of business on the relevant regular record date as shown on the applicable security register. The global notes will be registered in the name of the depositary or a nominee of the depositary. A holder of $10,000,000 or more in aggregate principal amount of notes of like tenor and term has the right to receive interest payments other than an interest payment due at maturity by wire transfer of immediately available funds to a designated account maintained in the United States, so long as the trustee has received the appropriate written request from that holder on or prior to the applicable regular record date. The interest payment instructions will remain in effect until revoked or changed by written instructions received by the trustee from the holder. Any written revocation or change which is received by the trustee after a regular record date and before the related interest payment date will not be effective with respect to the interest payable on that interest payment date.

        Interest will be payable on each interest payment date specified in the note on which an installment of interest is due and payable and at maturity. If the original issue date of a note is after a regular record date and on or before the immediately preceding interest payment date, the initial interest payment will be made on the interest payment date following the next succeeding regular record date to the registered holder on the next succeeding regular record date unless we specify otherwise in the applicable pricing supplement.

        Unless we specify otherwise in an applicable pricing supplement, interest payments will be equal to the amount of interest accrued from and including the next preceding interest payment date in respect of which interest has been paid or duly provided for, or from and including the date of issue, if no interest has been paid with respect to the note, to but excluding the applicable interest payment date.

        We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, is the responsibility of the holders of beneficial interests in the notes in respect of which such payments are made.

        Unless otherwise specified in the applicable pricing supplement, the interest payment dates for the notes will be as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Fifteenth day of each calendar month (or the next business day), beginning in the first calendar month following the month the note was issued.
Quarterly	Fifteenth day of every third month (or the next business day), beginning in the third calendar month following the month the note was issued.
Semi-annually	Fifteenth day of every sixth month (or the next business day), beginning in the sixth calendar month following the month the note was issued.
Annually	Fifteenth day of every twelfth month (or the next business day), beginning in the twelfth calendar month following the month the note was issued.

        The regular record date for any interest payment date is the first day of the calendar month in which the interest payment date occurs, except that the regular record date for the final interest payment date is the final interest payment date.

        As used in this prospectus supplement, business day means, with respect to any note, unless the pricing supplement relating to that note states otherwise, any day, other than a Saturday or Sunday provided that it is (1) not a legal holiday in New York, New York and (2) not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

        Unless we specify otherwise in an applicable pricing supplement:

  •
  Each note will bear interest from the original issue date at the rate specified in the applicable pricing supplement;

  •
  Each note will bear interest at a fixed rate;

  •
  Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months; and

  •
  Interest on the notes will be paid to the person in whose name the note is registered at the close of business on the regular record date, except that at maturity, interest will be payable to the person surrendering the note to whom principal will also be paid.

        If any interest payment date or the maturity of a note falls on a day that is not a business day:

•
the payment will be made on the next business day as if it were made on the date such payment was due; and

•
no interest will accrue on the amount so payable for the period from and after such interest payment date or maturity.

Covenants

  Limitation on Restricted Payments

        We (i) will not, directly or indirectly, declare or pay any dividend, or make any distribution on account of our Capital Stock, and (ii) will not make, or permit any Subsidiary of ours to make, any loan, advance to or investment in Cendant and its subsidiaries (excluding our Subsidiaries) (the transactions described in clauses (i) and (ii) being referred to herein as "Restricted Payments"), if at the time thereof, upon giving effect to such Restricted Payment, our Debt/Equity Ratio exceeds 6.5 to 1.

  Debt/Tangible Equity Ratio

        We will maintain, as of the last day of each quarter, a Debt/Tangible Equity Ratio of not more than 10 to 1.

  Definitions

        For purposes of this section "—Covenants," the following terms have the following meanings ascribed to them:

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its consolidated subsidiaries, as determined on a consolidated basis in accordance with generally accepted accounting principles, plus amounts representing mandatorily redeemable preferred securities issued by such Person or its Subsidiaries.

        "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or similar interests in any other form of entity, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

        "Debt" means:

    (1)
    all debt, obligations and other liabilities of ours and our Subsidiaries which are, at the date as of which Debt is to be determined, includable as liabilities in a consolidated balance sheet of ours and our Subsidiaries, other than

    (x)
    accounts payable and accrued expenses,

    (y)
    advances from clients obtained in the ordinary course of the relocation management services business of ours and our Subsidiaries and

    (z)
    current and deferred income taxes and other similar liabilities, plus

    (2)
    without duplicating any items included in Debt pursuant to the foregoing clause (1), the maximum aggregate amount of all liabilities of ours or any of our Subsidiaries under any guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than ours or one of our Subsidiaries and

    (3)
    all other obligations or liabilities of ours or any of our Subsidiaries in relation to the discharge of the obligations of any Person other than us or one of our Subsidiaries.

        "Debt/Equity Ratio" means the ratio of (x) the principal amount of our Debt to (y) our Consolidated Net Worth.

        "Debt/Tangible Equity Ratio" means the ratio of (x) principal amount of our Debt to (y) our Tangible Net Worth.

        "Tangible Net Worth" means, with respect to any Person at any date, the Consolidated Net Worth of such Person, less the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP).

Redemption and Repayment

        Whether the notes will be redeemable at our option will be specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the notes will not be repayable at the option of the holder prior to maturity. If we so specify in an applicable pricing supplement, we will have the right to redeem the notes on or after the date set forth in the pricing supplement, either in whole or from time to time in part, at our option, at the redemption price or prices specified in the applicable pricing supplement, together with interest accrued and unpaid thereon to but excluding the date of redemption. Notice of any redemption will be mailed not more than 60 days nor less than 30 days prior to the date of redemption. The redemption price with respect to each note subject to redemption prior to stated maturity will be fixed at the time of sale and set forth in the applicable pricing supplement.

        Unless we specify otherwise in an applicable pricing supplement, the notes will not be subject to repayment at your option. If we so specify in an applicable pricing supplement, the notes will be subject to repayment at your option in accordance with the terms of the notes on their respective optional repayment dates fixed at the time of sale and set forth in the applicable pricing supplement. On any optional repayment date with respect to a note, the note will be repayable in whole or in part at your option at a price specified in the applicable pricing supplement, together with accrued and unpaid interest thereon to but excluding the optional repayment date, on notice given by you to us not more than 60 days nor less than 30 days prior to the optional repayment date.

        Since the notes will be represented by a global note, the depositary or the depositary's nominee will be the holder of the note and therefore will be the entity through which you would exercise any right to repayment. In order to ensure that the depositary or the depositary's nominee will timely exercise any right to repayment with respect to a particular note, you would be required to instruct the broker or other direct or indirect participant through which you hold an interest in the note to notify the depositary of your desire to exercise a right to repayment. The depositary would then notify the trustee. Different firms have different deadlines for accepting instructions from their customers and, accordingly, you would need to consult your broker or other direct or indirect participant through which you hold an interest in a global note in order to ascertain the deadline by which such an instruction would be required to be given in order for timely notice to be delivered to the depositary or the depositary's nominee.

        The notes will not be subject to any sinking fund.

Survivor's Option

        If the applicable pricing supplement states that there will be a "Survivor's Option," then, following the death of a beneficial owner of the note, his or her representative will have the option to elect repayment or repurchase of the note. Unless otherwise specified in the applicable pricing supplement, no Survivor's Option may be exercised if the deceased beneficial owner of the note held it for less than six months prior to his or her death.

        If the Survivor's Option is applicable to a note and the note is properly tendered for repayment or repurchase, we will either repay or repurchase that note at a price equal to 100% of the principal amount of the deceased beneficial owner's beneficial interest in the note plus accrued and unpaid interest to the date of repayment or repurchase.

        To be valid, the Survivor's Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner). A beneficial owner of the note is the person who is the beneficial owner of the note as effected on the books of the depositary or on the books of a Person maintaining an account with the depositary directly or as an indirect participant, in accordance with the rules of the depositary.

        The death of a person holding a beneficial interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder's spouse,

will be deemed the death of a beneficial owner of the note, and the entire principal amount of the note so held will be subject to repayment or repurchase. However, the death of a person holding a beneficial interest in a note as tenant in common with a person other than such deceased holder's spouse will be deemed the death of a beneficial owner only with respect to such deceased person's interest in the note.

        The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership (described above) of a note will be deemed the death of the beneficial owner of the note for purposes of this provision, regardless of the registered holder of the note, if the beneficial interest can be established to the satisfaction of the trustee. The beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife and custodial and trust arrangements where one person has substantially all of the beneficial ownership interest in the note during his or her lifetime.

        We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option shall be accepted from all deceased beneficial owners in any calendar year to an amount equal to 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year, but not less than $1,000,000, in any calendar year, or a greater amount that we, in our sole discretion, may determine for any calendar year. We also have the discretionary right to limit to $250,000 or a greater amount that we, in our sole discretion, may determine for any calendar year, the aggregate principal amount of notes (or portions thereof) as to which exercise of the Survivor's Option will be accepted in such calendar year for any individual deceased beneficial owner. In addition, we will not make principal repayments pursuant to the exercise of the Survivor's Option in amounts that are less than $1,000 or that will result in a note with a principal amount of less than $1,000 to remain outstanding.

        A note tendered pursuant to a valid exercise of the Survivor's Option may not be withdrawn. Each note tendered pursuant to a valid exercise of the Survivor's Option will be accepted in the order all such elections are received by the trustee, except for any note the acceptance of which would contravene any of the limitations described above. Notes accepted for repayment or repurchase pursuant to the exercise of the Survivor's Option normally will be repaid or repurchased on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered pursuant to a valid exercise of the Survivor's Option is June 1, 2003, and interest on that note is paid monthly, we would normally, at our option, repay or repurchase that note on the interest payment date occurring on July 15, 2003, because the June 15, 2003 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered pursuant to a valid exercise of the Survivor's Option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder, at its last known address as indicated in the note register, that states the reason the note has not been accepted for payment.

        Since the notes will be represented by a global note, The Depository Trust Company, as depositary, or its nominee is treated as the holder of the notes and will be the only entity that can exercise the Survivor's Option for such notes. To obtain repayment or repurchase pursuant to exercise of the Survivor's Option for a note, the deceased beneficial owner's authorized representative must provide the following to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner:

  •
  a written request for repayment or repurchase signed by the representative of the deceased beneficial owner with signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

  •
  appropriate evidence satisfactory to the trustee that (a) the deceased was the beneficial owner of the note at the time of death and the beneficial interest in the note was acquired by the deceased beneficial owner at least six months prior to the request for repayment or repurchase, (b) the death of the beneficial owner has occurred, (c) the beneficial owner's date of death, and (d) the representative has authority to act on behalf of the deceased beneficial owner;

  •
  if applicable, a properly executed assignment or endorsement;

  •
  if the beneficial interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from the nominee attesting to the deceased's beneficial ownership in such note;

  •
  tax waivers and any other instruments or documents that the trustee reasonably requires in order to establish the validity of the beneficial ownership of the notes and the claimant's entitlement to payment;

  •
  any additional information the trustee requires to evidence satisfaction of any conditions to the exercise of the Survivor's Option or to document beneficial ownership or authority to make the election and to cause the repayment or repurchase of the notes; and

  •
  instructions to such broker or other entity to notify the depositary or the depositary's nominee of such representative's desire to obtain repayment or repurchase pursuant to exercise of the Survivor's Option.

        In turn, the broker or other entity will deliver each of these items to the trustee, together with a certificate satisfactory to the trustee from the broker or other entity stating that it represents the deceased beneficial owner.

        All other questions regarding the eligibility or validity of any exercise of the Survivor's Option will be determined by the trustee, in its sole discretion, which determination will be final and binding on all parties.

        The broker or other entity will be responsible for disbursing payments received from the trustee to the representative. See "Description of Debt Securities—Global Securities" in the accompanying prospectus.

        Forms for the exercise of the Survivor's Option may be obtained from the trustee.

Modification and Waiver

        Under the Indenture, our rights and obligations and the rights of the holders of any outstanding debt securities may be changed. Any change requires the consent of a majority in principal amount of the holders of the outstanding debt securities of each series. For the purposes of Section 902 and Section 1006 of the Base Indenture, all securities issued after the date of Supplemental Indenture No. 3 shall be deemed to constitute debt securities of a single series, unless the supplemental indenture or officers' certificate pursuant to which any debt securities are thereafter issued provides otherwise with respect to those debt securities. However, changes can be made without the consent of any holder if the changes do not affect the rights of a holder in any adverse way. No changes to the timing of when payments are due, terms of payment of principal or interest, or reducing the percentage required for changes, is effective against any holder without its consent.

        We are permitted, subject to Section 901 of the Base Indenture, with the consent of the holders of not less than 66 2/3% of the aggregate in principal amount of the outstanding debt securities of each series affected by the modification, when authorized by a Board Resolution, to supplement the Base Indenture for the purpose of adding any provisions to or changing in any manner or eliminating the Limitation on Restricted Payments covenant.

Global Notes

        The notes may be issued in whole or in part in the form of one or more fully registered notes which will be deposited with, or on behalf of, The Depository Trust Company, to which we refer together with its successors as DTC, and registered in the name of DTC's nominee. Except as set forth below, a global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

        DTC has advised us and the agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and certain other organizations, some of which and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

        Upon the issuance by us of notes represented by a global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of participants. The accounts to be credited shall be designated by the agents or by us, if the notes are offered and sold directly by us.

        If DTC is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue notes in certificated form in exchange for each global note. In addition, we may at any time determine not to have notes represented by one or more global notes, and, in such event, we will issue notes in certificated form in exchange for the global note or notes representing such notes. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery in certificated form of notes equal in principal amount to its beneficial interest and to have the notes registered in its name. The notes so issued in certificated form will be issued in denominations of $1,000 or any amount in excess thereof which is a whole multiple of $1,000 and will be issued in fully registered form only.

        For a more complete description of global notes, see "Description of Debt Securities—Global Securities" in the accompanying prospectus.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary describes certain United States federal income tax consequences of the ownership and disposition of the notes. This summary provides general information only and is directed solely to initial holders that purchase notes at original issuance, are U.S. Holders (as defined below) and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The following summary does not discuss the United States federal income tax consequences that may be applicable to particular categories of investors subject to special rules, such as financial institutions, insurance companies, tax-exempt entities, persons liable for alternative minimum tax, regulated investment companies, dealers in securities or currencies, traders in securities that use a mark to market method of accounting, persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction, or as a position in a "straddle" for United States federal income tax purposes, and persons whose functional currency is not the United States dollar. In addition, the United States federal income tax consequences of holding a particular note will depend, in part, on the particular terms of such note as described in the applicable pricing supplement.

        Holders of notes are advised to consult their tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction.

        This summary is based on the Code, United States Treasury Regulations (including proposed and temporary regulations) promulgated under the Code, rulings, official pronouncements and judicial decisions as of the date of this prospectus supplement. The authorities on which this summary is based are subject to change or differing interpretations, which could apply retroactively, so as to result in United States federal income tax consequences different from those discussed below.

        The term "U.S. Holder" means a beneficial owner of a note that is:

(1)
a citizen or resident of the United States;

(2)
a corporation or partnership (or other entity properly classified as a corporation or partnership for United States federal income tax purposes) created or organized in the United States or under the laws of the United States or any state (including the District of Columbia);

(3)
an estate the income of which is subject to United States federal income taxation regardless of its source;

(4)
a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect to be treated as a United States person; or

(5)
any other holder whose income with respect to a note is effectively connected with such holder's conduct of a United States trade or business.

        In the case of any entity or arrangement treated as a partnership for United States federal income tax purposes, the treatment of its partners will depend on the status of the partner and the activities of the partnership. Persons that are partners in partnerships that hold notes should consult their tax advisors.

        The following discussion does not address the tax treatment or characterization of notes with a term of more than 30 years.

  Payment of Interest

        Interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or received in accordance with the U.S. Holder's regular method of tax accounting.

        A note, other than a note with a fixed maturity of one year or less from the date of its issuance, will be treated as issued with original issue discount, which will be subject to tax in the manner described below, if the excess of the note's "stated redemption price at maturity" over the note's "issue price" equals or exceeds a threshold de minimis amount (equal to 1/4 of 1 percent of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date). Generally, the issue price of a note will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a note is the total of all payments to be made under the note other than payments of qualified stated interest (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates).

        If an issue of notes is issued with original issue discount in excess of the de minimis amount, a U.S. Holder will be required to include the original issue discount in income using the constant yield method generally in advance of the receipt of cash attributable to such income. The amount of original issue discount includible in income will be the sum of the daily portions of original issue discount with respect to the related note for each day during the taxable year or portion of the taxable year in which the U.S. Holder holds such note. Such original issue discount generally will equal the product of the yield to maturity of the note and its adjusted issue price at the beginning of the relevant accrual period, reduced by any payments of "qualified stated interest." The adjusted issue price of a note will be the sum of its issue price plus prior accruals of original issue discount, reduced by the total payments made with respect to the note in all prior periods, other than payments of "qualified stated interest."

  Bond Premium

        If a U.S. Holder purchases a note for an amount that is greater than the principal amount of the note, such holder will be considered to have purchased such note with "amortizable bond premium" equal in amount to such excess. In general, a U.S. Holder may elect to amortize (that is, offset against interest income) such premium over the term of the note, based on the U.S. Holder's yield to maturity with respect to the note. An election to amortize bond premium applies to all taxable debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the Internal Revenue Service. A U.S. Holder who elects to amortize bond premium must reduce such holder's tax basis in the note as described under "Sale, Exchange or Redemption of the Notes" below.

  Short-Term Notes

        In general, a U.S. Holder that is an individual or other cash method holder of a Note that matures one year or less from the date of its issuance (a "Short-Term Note") is not required to accrue original issue discount on such Note unless it has elected to do so. U.S. Holders who report income for federal income tax purposes under the accrual method, however, and certain other holders, including banks, dealers in securities and electing holders, are required to accrue original issue discount (unless the holder elects to accrue "acquisition discount"

in lieu of original issue discount) on such Note. "Acquisition discount" is the excess of the stated redemption price at maturity of the Short-Term Note over the U.S. Holder's tax basis in the Short-Term Note at the time of acquisition. In the case of a U.S. Holder who is not required and does not elect to accrue original issue discount or acquisition discount on a Short-Term Note, any gain realized on the sale, exchange or retirement of such Short-Term Note will be ordinary income to the extent of the original issue discount accrued through the date of sale, exchange or retirement. Such a U.S. Holder will be required to defer, until such Short-Term Note is sold or otherwise disposed of, the deduction of a portion of the interest expense on any indebtedness incurred or indebtedness continued to purchase or carry such Short-Term Note. Original issue discount or acquisition discount on a Short-Term Note accrues on a straight-line basis unless an election is made to use the constant yield method (based on daily computing).

  Sale, Exchange or Redemption of the Notes

        Upon the sale, exchange or redemption of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (other than amounts representing interest not previously included in income) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will generally be the cost of the note to such U.S. Holder, increased by any original issue or acquisition discount included in income and reduced by any payments (other than payments of qualified stated interest) received and any amortizable bond premium used to offset interest income.

        In general, gain or loss realized on the sale, exchange or redemption of a note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers that are individuals, trusts or estates) and losses (the deductibility of which is subject to limitation).

        If a U.S. Holder disposes of only a portion of a note pursuant to a redemption or repayment (including the Survivor's Option, if applicable), such disposition will be treated as a pro rata prepayment in retirement of a portion of the original note. Generally, the resulting gain or loss would be calculated by assuming that the original note being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price and the U.S. Holder's adjusted tax basis, determined immediately before the disposition, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

  Backup Withholding and Information Reporting

        Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on a note, and to payments of proceeds of the sale or redemption of a note, to certain non-corporate U.S. Holders. We, our agent, a broker, the relevant trustee or any paying agent, as the case may be, will be required to withhold tax at the applicable backup withholding rate from any payment if the U.S. Holder fails to furnish or certify his correct taxpayer identification number (social security number or employer identification number) to the payor or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a holder may be credited against such U.S. Holder's United States federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

ERISA CONSIDERATIONS

        The following is a summary of certain considerations under Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), relating to the acquisition, ownership and disposition of the notes. This summary is based upon existing law, including legislation, regulations, administrative rulings and court decisions, as in effect on the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of United States federal or state employee benefits laws that may be relevant to all prospective investors in the notes in light of their particular circumstances.

Each prospective investor in the notes is strongly urged to consult his or her own legal advisor as to the U.S. federal employee benefit plan consequences and any other consequences of an investment in the notes.

        A fiduciary of an employee benefit plan subject to ERISA should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the notes. Such fiduciary should consider whether the investment satisfies ERISA's diversification and prudence requirements and whether the investment is in accordance with the documents and instruments governing the plan. In addition, ERISA prohibits a wide range of transactions ("Prohibited Transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or any entity in which such plan invests whose assets are deemed "plan assets" (hereinafter an "ERISA Plan") and persons who have certain specified relationships to the ERISA Plan ("parties in interest," within the meaning of ERISA, and "disqualified persons," within the meaning of the Code). Moreover, based on the reasoning of the U.S. Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the ERISA Plans investing in the general account (e.g., through the purchase of an annuity contract), and such insurance company might be treated as a party in interest with respect to an ERISA Plan by virtue of such investment. Prohibited Transactions may require "correction" and may cause the ERISA Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

        Governmental plans and certain church plans are generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code. Such plans may, however, be subject to federal, state or local laws or regulations which may affect their investment in the notes. It should be noted that any such plan that is qualified and exempt from taxation under the Code is subject to the Prohibited Transaction rules as set forth in the Code. Any fiduciary of such a governmental or church plan considering an investment in the notes should determine the need for, and the availability, if necessary, of any exemptive relief under such laws or regulations.

Prohibited Transactions

        We may be a party in interest or disqualified person with respect to an ERISA Plan investing in the notes. Therefore, such investment by an ERISA Plan may give rise to a Prohibited Transaction in the form of a sale of property by us to the investing ERISA Plan or an extension of credit by the investing ERISA Plan to us. Consequently, before investing in the notes, any person who is, or who is acquiring such securities for, or on behalf of, an ERISA

Plan should determine either (x) we are not a party in interest or disqualified person with respect to the ERISA Plan or (y) that a statutory or an administrative exemption from the Prohibited Transaction rules discussed below or otherwise available is applicable to such investment in the notes or that such investment in, or acquisition of, such securities will not result in a Prohibited Transaction.

        The statutory or administrative exemptions from the Prohibited Transaction rules under ERISA and the Code which may be available to an ERISA Plan that is investing in the notes include, but are not limited to:

  •
  Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts;

  •
  PTCE 91-38, regarding investments by bank collective investment funds;

  •
  PTCE 84-14, regarding transactions effected by qualified professional asset managers;

  •
  PTCE 96-23, regarding transactions effected by in-house managers; and

  •
  PTCE 95-60, regarding investments by insurance company general accounts (the above are collectively referred to as the "ERISA Investor Exemptions").

        However, there is no assurance that these exemptions or any other exemption will apply, even if all of the conditions specified are satisfied.

        The notes may not be acquired by any person who is, or who in acquiring such notes is using the assets of, an ERISA Plan unless one of the ERISA Investor Exemptions or another applicable exemption is available to the ERISA Plan. The acquisition of the notes by any person or entity who is, or who in acquiring such notes is using the assets of an ERISA Plan (including without limitation, as applicable, an insurance company's general account) shall be deemed to constitute a representation by such person or entity to us that the acquisition and holding of the notes by such person or entity (x) does not and will not constitute a Prohibited Transaction or (y) is eligible for exemptive relief available pursuant to either the ERISA Investor Exemptions or another applicable exemption with respect to the acquisition and holding of such notes.

PLAN OF DISTRIBUTION

        Under the terms of the Selling Agent Agreement dated the date hereof, the notes will be offered by us on a continuous basis. The Purchasing Agent and each Agent have agreed to use reasonable best efforts to solicit purchases of the notes and the Purchasing Agent may purchase the notes as principal for subsequent resale to the Agents and other dealers. The notes will be offered for sale in the United States only and will be issued only in book-entry form. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. We will pay the Purchasing Agent a gross selling concession to be divided among the Purchasing Agent and the other Agents as they agree. The concession will be payable to the Purchasing Agent in the form of a discount equal to the percentages of the initial offering price of each note actually sold ranging from 0.20% to 3.0% of the non-discounted price. We may agree to pay the Purchasing Agent a concession that is greater or less than such percentages. The actual aggregate concession with respect to each series of notes will be set forth in the related pricing supplements. The Purchasing Agent also may sell the notes to dealers at a discount not in excess of the concession it receives from us. We will have the sole right to accept offers to purchase the notes and may reject any such offer, in whole or in part.

        The Purchasing Agent and each Agent shall have the right, in its discretion, reasonably exercised, without notice to us, to reject any offer to purchase the notes received by it, in whole or in part. The Purchasing Agent and each of the Agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). We have agreed to indemnify the Purchasing Agent and each of the Agents against and contribute toward certain liabilities, including liabilities under the Securities Act. We have also agreed to reimburse the Purchasing Agent and each of the Agents for certain expenses.

        Upon issuance, the notes will not have an established trading market. The notes will not be listed on any national securities exchange. The Purchasing Agent or the Agents may from time to time purchase and sell notes in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or that there will be liquidity in the secondary market if one develops. From time to time, the Purchasing Agent or the Agents may make a market in the notes, but they are not obligated to do so and may discontinue any such market-making activity at any time in their sole discretion.

        In connection with an offering of the notes purchased by the Purchasing Agent as principal on a fixed offering price basis, the Purchasing Agent may engage in certain transactions that stabilize the price of notes. The Purchasing Agent will conduct these activities for the Agents. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If the Purchasing Agent creates a short position in the notes, i.e., if it sells notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, the Purchasing Agent may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than it might be in the absence of such purchases.

        None of us, the Purchasing Agent or any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of the notes. In addition, none of us, the Purchasing Agent or any of the Agents makes any representation that the Purchasing Agent or any Agent, as the case may be, will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

        The Purchasing Agent is an investment bank, licensed as a broker-dealer in September 1999, and specifically and exclusively created to deliver original issue fixed income products to the retail investing public. The Purchasing Agent, certain of the Agents and their affiliates engage in transactions with and perform services for us or our affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with us or any of our affiliates for which they have received and will receive customary compensation. The commercial banking affiliates of the Purchasing Agent or certain of the Agents may have credit facilities in place with us or our affiliates and may receive all or a portion of the proceeds from the sale of certain of the notes to repay all or a portion of these credit facilities. If required, the offering of the notes will be conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. if any of the Purchasing Agent, the Agents or their respective affiliates receive proceeds from the sale of the notes to repay such credit facilities.

        If required, the distribution of the notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

LEGAL MATTERS

        Certain legal matters in connection with the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Piper Rudnick LLP and Eric J. Bock, Executive Vice President, Law and Corporate Secretary of PHH. The validity of the notes will be passed upon for the Purchasing Agent and the Agents by Shearman & Sterling.

EXPERTS

        The consolidated financial statements of PHH Corporation and subsidiaries incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph with respect to the adoption of the non-amortization provisions for goodwill and other indefinite lived intangible assets and the modification of accounting relating to securitization transactions and the accounting for derivative instruments and hedging activities as discussed in Note 1), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited interim financial information of PHH Corporation and subsidiaries for the periods ended March 31, 2003 and 2002 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because the report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Section 7 and 11 of the Act.

Prospectus

PHH CORPORATION

May Offer—

$3,000,000,000
DEBT SECURITIES

        We will provide the specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2000.

WHERE YOU CAN FIND MORE INFORMATION

        As required by the Securities Act of 1933, we filed a registration statement (No. 333- 46434) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

  •
  Annual Report on Form 10-K for the year ended December 31, 1999; and

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2000.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

        Treasurer
        PHH Corporation
        One Campus Drive
        Parsippany, New Jersey 07054
        (973) 428-9700

        You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

PHH CORPORATION

        In connection with a merger with HFS Incorporated, on April 30, 1997, we became a wholly-owned subsidiary of HFS. On December 17, 1997, in connection with a merger agreement between CUC International Inc. and HFS, HFS was merged into CUC, with CUC surviving and changing its name to Cendant Corporation. As a result of the merger of HFS and CUC, we became a wholly-owned subsidiary of Cendant.

        As part of Cendant's ongoing evaluation of its business units, we may from time to time explore our ability to make divestitures or acquisitions and enter into related transactions as they arise. No assurance can be given that any divestiture, acquisition or other transaction will be consummated or, if consummated, the magnitude, timing, likelihood or financial or business effect on us of such transactions. Among the factors we will consider in determining whether or not to consummate any transaction is the strategic and financial impact of such transaction on us and our parent company, Cendant.

        In connection with the merger of HFS and CUC, our fiscal year was changed from a year ending on April 30 to a year ending on December 31.

        We are a Maryland corporation. Our principal executive offices are located at One Campus Drive, Parsippany, New Jersey 07054. Our telephone number is (973) 428-9700.

General

        Our businesses provide a range of complementary consumer and business services. Currently we operate in two business segments which provide home buyers with mortgages and assist in employee relocations:

        In the mortgage segment, our Cendant Mortgage Corporation subsidiary originates, sells and services residential mortgage loans in the United States, marketing such services to consumers through relationships with corporations, affinity groups, financial institutions, real estate brokerage firms and mortgage banks.

        In the relocation segment, our Cendant Mobility Services Corporation subsidiary is the largest provider of corporate relocation services in the world, offering relocation clients a variety of services in connection with the transfer of a client's employees.

        On June 30, 1999, we completed the disposition of our fleet businesses, under agreement with Avis Group Holdings, Inc. Under this agreement, Avis acquired the net assets of our fleet business through the assumption and subsequent repayment of $1.44 billion of intercompany debt and the issuance to us of $360 million of convertible preferred stock of Avis Fleet Leasing and Management Corporation, a wholly-owned subsidiary of Avis. Coincident to the closing of the transaction, Avis refinanced the assumed debt under management programs which was payable to us. Accordingly, we also received from Avis $3.0 billion in cash proceeds and a $30 million receivable. Utilizing the cash proceeds from the fleet businesses disposition, we made a cash dividend payment to Cendant totaling $1.1 billion. We recorded a net gain on the sale of discontinued operations of $887 million ($871 million, after tax). The fleet businesses disposition was structured as a tax-free reorganization and, accordingly, no tax provision has been recorded on a majority of the gain. However, pursuant to a recent interpretive ruling, the Internal Revenue Service has taken the position that similarly structured transactions do not qualify as tax-free reorganizations under Internal Revenue Code Section 368(a)(1)(A). If the transaction is not considered a tax-free reorganization, the resultant incremental liability could range between $10 million and $170 million depending upon certain factors including utilization of tax attributes and contractual indemnification provisions. Notwithstanding the Internal Revenue Service interpretive ruling, we believe that, based upon analysis of current tax law, our position would prevail, if challenged.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30,	Year Ended December 31,				Year Ended January 31,
	2000	1999	1998(2)	1997	1996	1996
Ratio of earnings to fixed charges (1)	2.58x	3.13x	2.78x	**	1.86x	1.82x

(1)
Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). The substantial portion of interest expense incurred on debt is used to finance our mortgage services and relocation services activities.

(2)
For the year ended December 31, 1998, income from continuing operations before income taxes includes non-recurring merger-related costs and other unusual credits of $19 million. Excluding such credits, the ratio of earnings to fixed charges is 2.67x.

(**)
Earnings are inadequate to cover fixed charges (deficiency of $56 million) for the year ended December 31, 1997. Loss from continuing operations before income taxes includes non-recurring merger-related costs and other unusual charges of $190 million. Excluding such charges, the ratio of earnings to fixed charges is 2.16x.

USE OF PROCEEDS

        The net proceeds from the sale of the Debt Securities will be used to finance assets we manage for our clients and for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

        The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any supplement may relate. The particular terms of the debt securities offered by any supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the supplement relating to such offered debt securities. The debt securities are to be issued under an indenture between us and a trustee. A copy of the indenture has been filed with the Commission as indicated in the registration statement. The following summaries of provisions of the indenture may not contain all of the information that is important to you. Accordingly, you should carefully read all the provisions of the indenture which is incorporated by reference into this prospectus in its entirety, including the definitions therein of terms.

General

        The debt securities will be our unsecured obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The debt securities will be issued under an indenture between us and Bank One Trust Company, N.A., as trustee. Unless we specify a different place in the applicable supplement, principal of and interest, if any, on the debt securities will be payable at the corporate offices of the applicable trustee; provided that payment of interest may be made at our option by check or draft mailed to the person entitled thereto.

        The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of offered debt securities that we may issue and provides that debt securities may be issued thereunder from time to time in one or more series.

        A prospectus supplement relating to a particular series of debt securities will contain some or all of the following terms of the offered debt securities:

  (1)
  the title of the offered debt securities and the series of which the offered debt securities shall be a part;

  (2)
  any limit on the aggregate principal amount of the offered debt securities;

  (3)
  the price, expressed as a percentage of the aggregate principal amount thereof, at which the offered debt securities will be issued;

  (4)
  the date or dates on which the offered debt securities will mature;

  (5)
  the rate or rates, which may be fixed or variable, per annum at which the offered debt securities will bear interest, if any;

  (6)
  the date from which such interest, if any, on the offered debt securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the record dates for such interest payment dates, if any;

  (7)
  the dates, if any, on which and the price or prices at which the offered debt securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by us and the other detailed terms and provisions of such sinking and/or purchase funds;

  (8)
  the date, if any, after which and the price or prices at which the offered debt securities may, pursuant to any optional redemption provisions, be redeemed at our option or the option of the holder thereof and the other detailed terms and provisions of such optional redemption;

  (9)
  the denominations in which the offered debt securities are authorized to be issued;

  (10)
  whether the principal and/or interest of the offered debt securities is denominated in a currency other than United States dollars;

  (11)
  the identity of the trustee and the indenture under which the offered debt securities are issued; and

  (12)
  any other terms of the offered debt securities.

        Debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates may be issued under the indenture and offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable thereto will be described in any supplement relating to those debt securities. The debt securities are not subordinated in right of payment to any other indebtedness of the Company. However, our right and the right of our creditors, including the holders of debt securities, under general equitable principles to participate in any distributions of assets of any subsidiary upon our liquidation or reorganization or otherwise is, unless we substantively consolidate with our subsidiaries, likely to be subject to the prior claims of creditors of the subsidiary, except to the extent that our claims as a creditor may be recognized.

        The debt securities will be issued only in fully registered form without coupons. Offered debt securities may be presented at the corporate offices of the applicable trustee for registration of transfer or exchange without service charge, but we may require payment to cover taxes or other governmental charges payable in connection therewith.

        Prospective purchasers of the debt securities should be aware that the indenture does not contain any covenant that would prevent Cendant from removing assets from us or any of our subsidiaries, or that would limit our ability to make advances, pay dividends or make any other distributions to Cendant.

Certain Definitions

        The indenture contains certain restrictions upon our actions and those of some of our subsidiaries. The following terms, among others, are used in the indenture as indicated:

        "Asset Securitization Subsidiary" means (i) any Subsidiary engaged solely in the business of effecting asset securitization transactions, and (ii) any Subsidiary whose primary purpose is to hold title or ownership interests in vehicles, mortgage loans, relocation assets and related assets under management.

        "Consolidated Net Worth" means, at any date of determination, all amounts which would be included on our balance sheet with our consolidated Subsidiaries under stockholders' equity, in accordance with generally accepted accounting principles in effect from time to time.

        "Debt" means:

  (1)
  all of our and our Subsidiaries' debt, obligations and other liabilities which are includable as liabilities in a consolidated balance sheet of us and our Subsidiaries, other than

  (x)
  accounts payable and accrued expenses,

  (y)
  advances from clients obtained in the ordinary course of the relocation management services business of us and our Subsidiaries and

  (z)
  current and deferred income taxes and other similar liabilities, plus

  (2)
  without duplicating any items included in Debt pursuant to the foregoing clause (1), the maximum aggregate amount of all liabilities of ours or any of our Subsidiaries under any guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than us or one of our Subsidiaries and

  (3)
  all other obligations or liabilities of ours or any of our Subsidiaries in relation to the discharge of the obligations of any Person other than us or one of our Subsidiaries.

        "Lien" means any mortgage, pledge, lien, security interest or encumbrance.

        "Material U.S. Subsidiary" means any Subsidiary which together with its Subsidiaries at the time of determination had assets constituting 10% or more of consolidated assets, accounts for 10% or more of Consolidated Net Worth, or accounts for 10% or more of the revenues of us and our consolidated Subsidiaries for the Rolling Period immediately preceding the date of determination.

        "Person" means any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Revolving Lien" means any Lien which extends to property in existence on the date of creation of such Lien and also to any property of substantially the same characteristics subsequently acquired in the ordinary course of our business or that of a Material U.S. Subsidiary of ours.

        "Rolling Period" means with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

        "Special Purpose Vehicle Subsidiary" means PHH Caribbean Leasing, Inc. and any Subsidiary engaged in the fleet-leasing management business which (i) is, at any one time, a party to one or more lease agreements with only one lessee and (ii) finances, at any one time, its investment in lease agreements or vehicles with only one lender, which lender may be us.

        "Subsidiary" means, with respect to any person, any corporation, association, joint venture, partnership, limited liability company or other business entity of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such person or one or more subsidiaries of such person, or by such person and one or more subsidiaries of such person.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more fully registered global notes that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities will be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

        The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to any depositary arrangements.

        Upon the issuance of a global security, the depositary for such global security or its nominee will credit the accounts of persons held with it with the respective principal amounts of the debt securities represented by such global security. The accounts shall be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security or its nominee or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of ownership will be effected only through, records maintained by the depositary, with respect to participants' interests, for the global security or by participants or persons that hold through participants, with respect to beneficial owners' interests.

Limitations on Liens

        We will not, and will not permit any Material U.S. Subsidiary of ours to, incur any Lien to secure Debt without equally and ratably securing the debt securities except:

  (1)
  deposits under worker's compensation, unemployment insurance and social security laws or to secure statutory obligations or surety or appeal bonds or performance or other similar bonds in the ordinary course of business, or statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens, in respect of liabilities which are not yet due or which are being contested in good faith by appropriate proceedings, Liens for taxes not yet due and payable, and Liens for taxes due and payable, the validity or amount of which is currently being contested in good faith by appropriate proceedings and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed);

  (2)
  purchase money Liens granted to the vendor or Person financing the acquisition of property, plant or equipment if:

  (a)
  limited to the specific assets acquired and, in the case of tangible assets, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is real property being improved by such acquired property; and

  (b)
  the debt secured by such Lien is the unpaid balance of the acquisition cost of the specific assets on which the Lien is granted;

  (3)
  Liens and Revolving Liens upon real and/or personal property, each of which Liens or Revolving Liens existed before the time of our acquisition of such property or the company owning such property and was not created in anticipation thereof and any extensions or renewals thereof; provided that no such Lien or Revolving Lien shall extend to or cover any property of us or a Material U.S. Subsidiary other than the respective property so acquired and improvements thereon;

  (4)
  Liens and Revolving Liens upon real and/or personal property of a Person who in connection with our acquisition of the stock or equity of such Person becomes a Material U.S. Subsidiary, each of which Liens or Revolving Liens existed before the time of our acquisition of such Person and was not created in anticipation thereof and any extension or renewal of such Liens; provided that no such Lien shall extend to or cover any property of us or a Material U.S. Subsidiary other than the Material U.S. Subsidiary (and its acquired affiliates) so acquired;

  (5)
  Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are promptly commenced (and as to which foreclosure and other enforcement proceedings

    (a)
    shall not have been commenced (unless fully bonded or otherwise effectively stayed) or

    (b)
    in any event shall be promptly fully bonded or otherwise effectively stayed);

  (6)
  Liens securing Debt of any Material U.S. Subsidiary owing to us;

  (7)
  Liens securing Debt and related obligations, or securing interests in asset sale transactions which could alternatively be characterized as Debt, or securing obligations to pay rent incurred in connection with asset securitization transactions, which Debt or securitized assets are not reported on our consolidated balance sheet or that of our Material U.S. Subsidiaries, and which liens cover only the assets securitized in the applicable asset securitization transaction or other assets identified in connection with an asset securitization transaction, and liens on the stock or equity of any special purpose vehicle the sole purpose of which is to effectuate such asset securitization transaction;

  (8)
  Liens securing Debt and related obligations of an Asset Securitization Subsidiary issued in asset securitization transactions, which Debt or securitized assets are reported on our consolidated balance sheet or that of our Material U.S. Subsidiaries, and which liens cover only the assets securitized in the applicable asset securitization transaction or other assets identified in connection with an asset securitization transaction, and liens on the stock of such Asset Securitization Subsidiary;

  (9)
  Liens covering only the property or other assets of any Special Purpose Vehicle Subsidiary and securing only the Debt of any such Special Purpose Vehicle Subsidiary;

  (10)
  mortgage liens existing on homes acquired by us or any of our Material U.S. Subsidiaries in the ordinary course of their relocation management business;

  (11)
  other Liens incidental to the conduct of its business or the ownership of its property and other assets, which do not secure any Debt and did not otherwise arise in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the aggregate, materially detract from the value of its property or other assets or materially impair the use thereof in the operation of its business;

  (12)
  Liens covering only the property or other assets of any Subsidiary which principally transacts business outside of the United States;

  (13)
  Liens existing prior to the date of the indenture and any extensions or renewals thereof;

  (14)
  Liens incurred in the ordinary course of business to secure Debt utilized to fund net investment in leases and leased vehicles, equity advances on homes and other assets under management programs; and

  (15)
  Liens to secure Debt not otherwise permitted by any of the clauses (1) through (11) if, at the time any such Liens are incurred, the aggregate amount of Debt secured by such Liens does not exceed $250,000,000.

Restrictions on Sale, Consolidation or Merger

        We will not consolidate with or merge into or transfer all or substantially all of our assets to any other corporation unless the resulting, surviving or transferee corporation assumes all of our obligations under the debt securities and the indenture. Thereafter, all such obligations of the predecessor corporation shall terminate. If upon any such consolidation, merger or transfer, any of our property or assets would become subject to a Lien securing Debt, then before the consolidation, merger or transfer occurs, we will secure the debt securities equally and ratably with or prior to the Debt secured by such Lien; provided, however, that we will not so secure the debt securities if we could incur such Debt and secure it by a Lien on our property pursuant to the indenture (see "Limitations on Liens") without equally and ratably securing the debt securities.

Modification and Waiver

        We are permitted, with the consent of the holders of not less than a majority in principal amount of the Outstanding debt securities (as defined in the indenture) of each series affected by the modification, to supplement the indenture to modify the rights of the holders of the debt securities; provided that no such modification shall, without the consent of the holder of each outstanding debt security affected thereby:

  (1)
  change the stated maturity of the principal, or any installment of principal or interest, of any outstanding debt security or change the Redemption Price;

  (2)
  reduce the principal amount of or the rate of interest on or any premium payable on redemption of any outstanding debt security;

  (3)
  modify the manner of determination of the rate of interest so as to affect adversely the interest of a holder or reduce the amount of the principal of an Original Issue Discount Debt Security due and payable upon acceleration;

  (4)
  change the place or currency of payment of principal of or interest, if any, on any debt security;

  (5)
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

  (6)
  modify the provisions relating to modification or amendment of the indenture or to waiver of compliance with or defaults of certain restrictive provisions of the indenture, except to increase the percentage in principal amount of outstanding debt securities required, or to provide that certain other provisions of the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

        The holders of a majority in principal amount of an outstanding series of debt securities may on behalf of all the holders of such series waive the compliance with certain covenants or waive any past default except:

  (1)
  a default in payment of the principal of (or premium, if any) or interest on any debt security of such series or

  (2)
  a default in respect of a covenant or provision of the indenture which cannot be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

Additional Covenants

        If we specify in an applicable supplement the following, so specified in a supplemental indenture, will apply with respect to the series of debt securities issued under such supplement:

  Limitation on Restricted Payments

        We, (i) shall not, directly or indirectly, declare or pay any dividend, or make any distributions on account of our Capital Stock, and (ii) shall not make, or permit any Subsidiary of ours to make any loan, advance to or investment in Cendant and its subsidiaries (excluding our Subsidiaries) (the transactions described in clauses (i) and (ii) being referred to herein as "Restricted Payments"), if at the time thereof, upon giving effect to such Restricted Payment, our Debt/Equity Ratio exceeds 6.5 to 1.

  Debt/Tangible Equity Ratio

        We shall maintain, as of the last day of each quarter, a Debt/Tangible Equity Ratio of not more than 10.0 to 1.0.

  Definitions

        The following terms have the meanings ascribed to them for this section "—Additional Covenants" only.

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its consolidated subsidiaries, as determined on a consolidated basis in accordance with generally accepted accounting principles plus amounts representing mandatorily redeemable preferred securities issued by such Person or its Subsidiaries.

        "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or similar interests in any other form of entity, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

        "Debt" means:

  (1)
  all debt, obligations and other liabilities of us and our Subsidiaries which are, at the date as of which Debt is to be determined, includable as liabilities in a consolidated balance sheet of us and our Subsidiaries, other than

  (x)
  accounts payable and accrued expenses,

  (y)
  advances from clients obtained in the ordinary course of the relocation management services business of ours and our Subsidiaries and

  (z)
  current and deferred income taxes and other similar liabilities, plus

  (2)
  without duplicating any items included in Debt pursuant to the foregoing clause (i), the maximum aggregate amount of all liabilities of ours or any of our Subsidiaries under any guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than ours or one of our Subsidiaries and

  (3)
  all other obligations or liabilities of ours or any of our Subsidiaries in relation to the discharge of the obligations of any Person other than us or one of our Subsidiaries, provided however, that any debt assumed by us or any of our Subsidiaries in connection with the acquisition of Avis Group Holdings, Inc. ("Avis") (whether by merger with or into Avis or by the guarantee of debt of Avis or its Subsidiaries), which is transferred to Cendant or a Subsidiary thereof (other than PHH and its Subsidiaries) within 90 days of such debt assumption shall not be deemed debt for purposes of the Debt/Equity Ratio or the Debt/Tangible Equity Ratio. In the event that any such debt is not transferred within such 90 day period, such debt will be deemed to have been incurred by PHH on the last day of such 90 day period for purposes of the foregoing ratios.

        "Debt/Equity Ratio" means the ratio of (x) the principal amount of Debt to (y) our Consolidated Net Worth.

        "Debt/Tangible Equity Ratio" means the ratio of (x) principal amount of Debt to (y) Tangible Net Worth.

        "Tangible Net Worth" means, with respect to any Person at any date, the Consolidated Net Worth of such Person, less the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP).

  Modification and Waiver

        We are permitted, subject to Section 901 of the Indenture, with the consent of the Holders of not less than 66 2/3% of the aggregate in principal amount of the Outstanding debt securities (as defined in the indenture) of each series affected by the modification, when authorized by a Board Resolution, to supplement the indenture for the purpose of adding any provisions to or changing in any manner or eliminating the Limitation on Restricted Payments covenant.

Events of Default

        The following shall constitute events of default with respect to debt securities of any series then Outstanding:

  (1)
  default for a period of 30 days in payment of any interest on the debt securities of such series when due;

  (2)
  default in payment of principal of (or premium, if any, on) the debt securities of such series;

  (3)
  default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series;

  (4)
  default in performance of any other covenant in the applicable indenture with respect to a series of debt securities, including violations of the covenants described above relating to limitations on Liens, limitations on certain advances to non-Subsidiaries and restrictions on sales of assets and consolidation or merger of us, continued for 90 days after written notice to us by the trustee or by the holders of at least 25% in principal amount of the Outstanding debt securities of that series; and

  (5)
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default with respect to debt securities of any series shall occur and be continuing, the applicable trustee or the holders of 25% in principal amount of the Outstanding debt securities of such series may declare the principal and accrued interest of all of the debt securities of that series to be due and payable immediately. We will comply with applicable tender offer rules under the Exchange Act in the event that the occurrence of an event of default results in the repurchase of debt securities.

        The indenture provides that the trustee will, within 90 days after the occurrence of a default under the indenture, give to holders of the series of debt securities with respect to which a default has occurred notice of all uncured defaults known to it but, except in the case of a default in the payment of principal (including any sinking fund payment) or premium, if any, or interest on or Redemption Price (if called for redemption) of a series of debt securities with respect to which such default has occurred, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such holders. The indenture contains a provision entitling the trustee, subject to the duty of such trustee during default to act with the required standard of care, to be indemnified by the holders of a series of debt securities with respect to which a default has occurred before proceeding to exercise any right or power under the indenture at the request of such holders. Subject to such right of indemnification, each indenture provides that the holders of a majority in principal amount of the Outstanding debt securities of such series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

        We will be required to furnish to the trustee annually a statement as to the fulfillment by us of all of its obligations under the indenture.

        The general provisions of the indenture do not afford holders of our debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities. Any covenants or other provisions included in a supplement or amendment to the indenture for the benefit of the holders of any particular series of debt securities will be described in the applicable prospectus supplement.

Concerning the Trustee

        We maintain general banking and credit relations with the trustee in the ordinary course of business.

PLAN OF DISTRIBUTION

        We may sell debt securities to or through underwriters, and also may sell debt securities directly to other purchasers or through agents. The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each supplement may describe the method of distribution of the offered debt securities.

        In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation will be described in the supplement.

        Under agreements which may be entered into by us, underwriters and agents who participate in the distribution of debt securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

        If so indicated in the supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the offered debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (2) if the offered debt securities are also being sold to dealers acting as principals for their own account, the dealers shall have purchased such offered debt securities not sold for delayed delivery. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

LEGAL MATTERS

        The validity of each issue of debt securities will be passed upon for us by our counsel, Eric Bock, and certain legal matters will be passed upon for the underwriters or agents by Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP has, from time to time, represented and may continue to represent us in connection with certain legal matters.

EXPERTS

        The consolidated financial statements of PHH Corporation and subsidiaries incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

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